Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2022 with respect to the financial statements of Grove Collaborative, Inc. included in the preliminary proxy statement/prospectus of Virgin Group Acquisition Corp. II that is made apart of the Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Virgin Group Acquisition Corp. II for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

March 10, 2022